Exhibit 99.1

One University Plaza, Suite 400
Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

CAPRIUS, INC. COMPLETES PRIVATE PLACEMENT OF $2.5 MILLION

- Dwight Morgan Assumes Additional Title of Chairman -

- Company Appoints Roger Miller to the Board -

Hackensack, NJ - March 1, 2007 - Caprius, Inc. (OTCBB: CAPS) today announced that it has completed a private placement for $2.5 million of a newly created Series E Preferred Stock initially convertible into 6,250,000 shares of Common Stock, and warrants to purchase an additional 3,125,000 shares, at an exercise price of $0.50 per share, to four institutional investors including Special Situations Fund, a principal stockholder of the Company.

The Company has agreed to register the resale of the shares of Common Stock underlying the securities sold in the placement. The net proceeds of approximately $2,350,000, after placement fees and expenses, will be used for working capital and repayment of a $100,000 bridge loan.

Commenting on the placement, Dwight Morgan, Chairman and CEO of Caprius, stated “over the past four quarters we have seen sequential revenue growth as a result of increasing market acceptance of our SteriMed Systems. This financing provides the resources we need to continue to drive market penetration and take advantage of the exciting new opportunities that lie ahead of us.”

The Company also announced that as of February 23, 2007, Mr. Morgan also assumed the position of Chairman. Additionally, the Company has appointed Roger W. Miller to the Board of Directors to fill to a vacancy created by the resignation of Dr. Jeffrey L. Hymes. Mr. Miller brings over 35 years of financial and investing experience to the Board of Directors.

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions. The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, immediate capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts:

Beverly Tkaczenko                                                                                                                     John G. Nesbett/Carlo Kyprios
Caprius, Inc.                                                                                                                               Institutional Marketing Services
Tel: (201) 342-0900, ext. 307                                                                                                       Tel: (203) 972-9200
Email: beverlyt@caprius.com                                                                                                   Email: jnesbett@institutionalms.com